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SCHEDULE 14C INFORMATION

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PACE® Select Advisors Trust

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PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement

787 Seventh Avenue
New York, New York 10019

September 23, 2024

Dear Shareholder,

UBS Asset Management (Americas) LLC ("UBS AM"), the manager of PACE Alternative Strategies Investments (the "Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the Board of Trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Fulcrum Asset Management LLP ("FAM"), to serve as a new subadvisor to the Fund. FAM assumed investment advisory responsibility with respect to a separate portion of PACE Alternative Strategies Investments' portfolio on July 16, 2024.

Allspring Global Investments, LLC, Aviva Investors Americas LLC, PCJ Investment Counsel Ltd., Kettle Hill Capital Management, LLC, DLD Asset Management, LP, Magnetar Asset Management LLC, and Electron Capital Partners, LLC also currently serve as subadvisors to the Fund, and are responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). UBS AM is currently directly responsible for the investments made by an Allocated Portion of the Fund. Each subadvisor manages a portion of

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the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectuses. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the appointment of FAM and the approval of the investment subadvisory agreement between UBS AM and FAM (the "Subadvisory Agreement") on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2024, UBS AM had approximately $460 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $1.7 trillion in assets under management worldwide as of June 30, 2024. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606, and at 787 Seventh Avenue, New York, New York 10019. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents
Information regarding the PACESM Select Advisors Program	iii
Information regarding UBS AM	iii
PACE Alternative Strategies Investments	1
Background	1
Investment strategies of FAM	1
New Subadvisory Agreement	3
Trustees' considerations	5
SEC exemptive order	7
Additional information about UBS AM, UBS AM (US) and UBS Group AG	7
Additional information about FAM	8
Reports to shareholders	Back cover

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PACE Alternative Strategies Investments

Background

At the recommendation of UBS AM, the Board appointed FAM as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on May 24, 2023. FAM assumed investment advisory responsibilities and the Subadvisory Agreement became effective on July 16, 2024. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed services to be provided by FAM. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Investment strategies of FAM

In managing its Allocated Portion, FAM seeks to generate absolute returns in all market conditions over rolling five-year periods, with low sensitivity to stocks and bonds. FAM's strategy is implemented by investing globally either directly, or through derivatives, in a broad range of instruments, including, but not limited to, equity, fixed income, currency, commodity, credit derivative and cash instruments (including U.S. treasury bills). Derivatives, including futures, forwards, options and swaps, are utilized for investment and for hedging purposes.

FAM's investment approach is driven by the following principles:

•  Guided by theory - FAM follows a disciplined and repeatable investment process to translate insights from economic and financial theory into real-world investment strategies.

•  Backed by empirical evidence - FAM's investment process builds on the principles of modern finance: diversification, understanding the sources of risk and return, and examination of market anomalies. FAM believes that efficient information processing and a scientific approach, combined with careful risk management, can produce superior investment outcomes.

•  Unconstrained by traditional benchmarks - FAM's unconstrained investment approach allows it to think innovatively about achieving its clients' objectives by investing across time horizons, asset classes and regions.

The strategy consists of three proprietary and complementary sub-strategies combining discretionary and systematic inputs. The sub-strategies are Dynamic Asset Allocation, Discretionary Macro and Diversifying Strategies, and described in more detail below.

Dynamic Asset Allocation (DAA) - medium-term directional views across global equities, commodities and bonds, based on its reading of the macroeconomic environment, expected asset class returns and the correlations between assets. Over the long term, 30%-40% of FAM's Allocated Portion is expected to be allocated to the DAA sub-strategy. FAM also applies an option-based overlay to protect against large losses and achieve a more stable risk profile over time.

Discretionary Macro (DM) - shorter term trading of opportunities that arise from large macroeconomic shocks, abrupt policy shifts, or changes in liquidity and investor sentiment. Over the long term, 50% of FAM's Allocated Portion is expected to be allocated to the DM sub-strategy.

Diversifying Strategies (DS) - medium-term trend following trading technical signals on over 170 markets. Over the long term, 10% of FAM's Allocated Portion is expected to be allocated to the DS sub-strategy.

The combination of the three sub-strategies, together with a strict application of risk management and portfolio construction, give rise to the Diversified Absolute Return Strategy.

FAM's investment process integrates material ESG considerations into the research process for certain portfolio investments and portfolio holdings for which ESG data is available. ESG integration is driven by taking into account material sustainability and/or ESG risks which could impact investment returns, rather than being driven by specific ethical principles or norms. FAM utilizes data from third-party ESG research providers to assess sustainability and/or ESG risks. ESG data and research can be inaccurate, based on limited inputs and subjective and thus presents risks. FAM's portfolio managers may still invest in securities which present sustainability and/or ESG risks, including where the portfolio managers believe the potential compensation outweighs the risks identified.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, FAM will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Subadvisory Agreement, FAM will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but FAM will not be responsible for any expenses incurred by the Trust, the Fund, or UBS AM.

For the services provided and the expenses assumed by FAM under the Subadvisory Agreement, UBS AM (not the Fund) will pay to FAM a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not

"interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to the subadvisor. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to FAM; (ii) upon material breach by FAM of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, FAM becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that FAM may terminate the Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Subadvisory Agreement provides that FAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on May 24, 2023, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and FAM with respect to PACE Alternative Strategies Investments. Management discussed with the Board its proposal to appoint FAM as a subadvisor to the Fund. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending FAM as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by FAM to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of FAM as a subadvisor to the Fund, including its "due diligence" concerning FAM and its belief that adding FAM strategy would provide an opportunity to increase the Fund's return potential. The Board also received materials from FAM detailing its investment philosophy and spoke with representatives of FAM, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to FAM in light of the nature, extent and quality of the subadvisory services anticipated to be provided by FAM. The Board noted that the proposed contractual subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in a net increase in the annualized subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by FAM. The Board also noted that, as FAM would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of FAM or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to FAM—The Board was informed by management that FAM's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that FAM would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that FAM could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware limited liability company, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation,

serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606, and at 787 Seventh Avenue, New York, New York 10019. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is an investment adviser registered with the SEC and a member of the UBS Asset Management Division, which had approximately $1.7 trillion in assets under management worldwide as of June 30, 2024. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of June 30, 2024, UBS AM had approximately $460 billion in assets under management.

Additional information about FAM

FAM's principal address is Marble Arch House, 66 Seymour Street, London W1H 5BT. As of July 31, 2024, FAM had approximately $7.5 billion in assets under management. Gavyn Davies, Suhail Shaikh, CFA and Andrew Bevan, PhD are the portfolio managers primarily responsible for the day-to-day management of FAM's Allocated Portion of PACE Alternative Strategies Investments.

The principal executive officers of FAM, as of the date of this document, are set forth below:

Name and address	Position with FAM*
Suhail Shaikh Marble Arch House 66 Seymour Street London, W1H 5BT	Chief Investment Officer
Gavyn Davies[1] Marble Arch House 66 Seymour Street London, W1H 5BT	Executive Chairman

Name and address	Position with FAM*
Joe Davidson Marble Arch House 66 Seymour Street London, W1H 5BT	Chief Operating Officer and Managing Partner
Andrew D. Stevens Marble Arch House 66 Seymour Street London, W1H 5BT	Founder and Partner

1  Gavyn Davies is also an executive for Anthos Capital LP and Active Partners Investments LLP, including board directorships for portfolio companies.

*  Except as noted above, none of the principal executive officers above have principal employment other than their positions with FAM and its affiliates.

Below is information concerning other US registered investment companies with an investment objective similar to that of FAM's Allocated Portion of PACE Alternative Strategies Investments, for which FAM acts as the advisor or subadvisor:

Fund	Assets under management (as of July 31, 2024)	Contractual fee rate (as a percentage of average daily net assets) (including breakpoints, if any)
Fulcrum Diversified Absolute Return Fund (US)	$199 million	0.90%

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of FAM. Other than sub-advisory fees paid to FAM, the Fund did not pay any fees to FAM or its affiliates for services provided to the Fund during the last fiscal year.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

September 23, 2024
787 Seventh Avenue
New York, NY 10019

© UBS 2024. All rights reserved.
UBS Asset Management (Americas) LLC is a subsidiary of UBS Group AG.

www.ubs.com/am-us

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

PACE Select | Information Statement—Notice

787 Seventh Avenue
New York, New York 10019

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

September 23, 2024

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) LLC ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund subject to approval of the Board of Trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Fulcrum Asset Management LLP ("FAM"), to serve as a new subadvisor to the Fund. FAM assumed investment advisory responsibility with respect to a separate portion of PACE Alternative Strategies Investments' portfolio on July 16, 2024.

Allspring Global Investments, LLC, Aviva Investors Americas LLC, PCJ Investment Counsel Ltd., Kettle Hill Capital Management, LLC, DLD Asset Management, LP, Magnetar Asset Management LLC, and Electron Capital Partners, LLC also currently serve as subadvisors to the Fund, and are responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). UBS AM is currently directly responsible for the investments made by an Allocated Portion of the Fund. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectuses. The relative value of each subadvisor's share of the Fund's assets may change over time.

Additional information about UBS AM, FAM, the subadvisory agreement between UBS AM and FAM (the "Subadvisory Agreement"), and the Board's approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the appointment of FAM and the approval of the Subadvisory Agreement on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about September 27, 2024 to the Fund's shareholders of record as of September 13, 2024. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least January 5, 2025. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.